Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237799

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 23, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 23, 2020)

$

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

We are offering $             aggregate principal amount of         % Senior Notes due 20    , which we refer to as the “20     notes”, $             aggregate principal amount of     % Senior Notes due 20     , which we refer to as the “20     notes” and $             aggregate principal amount of                 % Senior Notes due 20     , which we refer to as the “20     notes.” We collectively refer to the 20     notes, the 20     notes and the 20     notes as the “notes.”

We will pay interest on the 20     notes semi-annually in arrears on                  and                  of each year, commencing on                 , 2020. We will pay interest on the 20     notes semi-annually in arrears on                  and                  of each year, commencing on                 , 2020. We will pay interest on the 20     notes semi-annually in arrears on                  and                  of each year, commencing on                 , 2020.

We have the option to redeem some or all of the notes of any series at any time and from time to time, as described under the heading “Description of the Notes — Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all our other unsecured unsubordinated debt from time to time outstanding, but will be effectively junior to our secured indebtedness. The notes will not be the obligation of any of our subsidiaries and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX LP, a Delaware limited partnership formed by us, which we refer to as “MPLX,” and its subsidiaries.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Investing in the notes involves risks that are described or referred to in the “Risk Factors” section beginning on page S-12 of this prospectus supplement.

	Per 20 Note		Total	Per 20 Note		Total	Per 20 Note		Total
Public offering price(1)		%	$		%	$		%	$
Underwriting discount		%	$		%	$		%	$
Proceeds (before expenses) to us		%	$		%	$		%	$

(1)	Plus accrued interest, if any, from , 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme, on or about                 , 2020.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Mizuho Securities

The date of this prospectus supplement is April                , 2020.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement should be read in conjunction with the accompanying prospectus. To the extent the information contained in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are

S-i

not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference is accurate as of any date other than the date on the cover page of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Except as otherwise indicated, references in this prospectus supplement to the terms “Marathon Petroleum,” “MPC,” “we,” “us” and “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus supplement to the term “MPLX” refer to MPLX LP and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References to “Andeavor” refer to our wholly-owned subsidiary, Andeavor LLC (successor by merger to Andeavor) and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. The SEC maintains an Internet site that contains information MPC has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about MPC at our website at http://www.marathonpetroleum.com. We do not intend for information contained on, or accessible through, our website to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in the prospectus supplement or accompanying prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operation. The information we incorporate by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•	our Current Reports on Form 8-K filed on March 18 , 2020 and April 22, 2020.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the

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termination of this offering. We do not and will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Attention: Corporate Secretary

Telephone: (419) 422-2121

DISCLOSURES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, include forward-looking statements that are subject to risks, contingencies or uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

Forward-looking statements include, among other things, statements regarding:

•	future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	business strategies, growth opportunities and expected investment;

•	consumer demand for refined products, natural gas and natural gas liquids, which we refer to as “NGLs;”

•	the timing and amount of any future common stock repurchases; and

•	the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation.

Our forward-looking statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict. Material differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•

the effects of the recent outbreak of COVID-19 and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our products and industry demand generally, margins, inventory value, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally;

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•

the effects of the recent outbreak of COVID-19, and the current economic environment generally, on our working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices;

•	our ability to successfully complete the planned Speedway separation within the expected timeframe or at all;

•

the risk that the cost savings and any other synergies from our acquisition of Andeavor on October 1, 2018, which we refer to as the “Andeavor acquisition,” may not be fully realized or may take longer to realize than expected;

•	risks relating to any unforeseen liabilities of Andeavor;

•	further impairments;

•	risks related to the acquisition of Andeavor Logistics LP, which we refer to as “ANDX,” by MPLX;

•

our ability to complete any divestitures on commercially reasonable terms and within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows;

•	the effect of restructuring or reorganization of business components;

•	the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks;

•	our ability to manage disruptions in credit markets or changes to credit ratings;

•	the reliability of processing units and other equipment;

•

the adequacy of capital resources and liquidity, including the availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe;

•	the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows;

•	continued or further volatility in and degradation of general economic, market, industry or business conditions;

•

compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and enforcement actions initiated thereunder;

•	adverse market conditions or other similar risks affecting MPLX;

•	refining industry overcapacity or under capacity;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•

political and economic conditions in nations that consume refined products, natural gas and NGLs, including the United States and Mexico, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•

actions taken by our competitors, including pricing adjustments, expansion of retail activities, the expansion and retirement of refining capacity and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

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•	completion of pipeline projects within the United States;

•	changes in fuel and utility costs for our facilities;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, or those of our suppliers or customers;

•

acts of war, terrorism or civil unrest that could impair our ability to produce refined products, receive feedstocks or to gather, process, fractionate or transport crude oil, natural gas, NGLs or refined products;

•	adverse changes in laws including with respect to tax and regulatory matters;

•

political pressure and influence of environmental groups and other stakeholders upon policies and decisions related to the production, gathering, refining, processing, fractionation, transportation and marketing of crude oil or other feedstocks, refined products, natural gas, NGLs or other hydrocarbon-based products;

•	labor and material shortages;

•	the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and

•	the other factors described in Item 1A. Risk Factors.

We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

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SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference and in the indenture governing the notes, which we refer to as the indenture, as described under “Description of the Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus as well as the other documents incorporated by reference, carefully, including the “Risk Factors” sections and our consolidated financial statements and the related notes.

Marathon Petroleum

Marathon Petroleum Corporation has over 130 years of experience in the energy business, and is the largest independent petroleum product refining, marketing, retail and midstream business in the United States. We operate the nation’s largest refining system with more than 3 million barrels per day of crude oil refining capacity and believe we are one of the largest wholesale suppliers of gasoline and distillates to resellers in the United States. We believe we operate the second largest chain of company-owned and operated retail gasoline and convenience stores in the United States. We distribute our refined products through one of the largest terminal operations in the United States and one of the largest private domestic fleets of inland petroleum product barges. In addition, our integrated midstream energy asset network links producers of natural gas and NGLs from some of the largest supply basins in the United States to domestic and international markets.

Our operations consist of three reportable operating segments: Refining & Marketing, Retail and Midstream. Each of these segments is organized and managed based upon the nature of the products and services it offers.

•

Refining & Marketing — refines crude oil and other feedstocks at our 16 refineries in the Gulf Coast, Mid-Continent and West Coast regions of the United States, purchases refined products and ethanol for resale and distributes refined products through transportation, storage, distribution and marketing services provided largely by our Midstream segment. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to our Retail business segment and to independent entrepreneurs who operate primarily Marathon® branded outlets.

•

Retail — sells transportation fuels and convenience products in the retail market across the United States through company-owned and operated convenience stores, primarily under the Speedway® brand, and long-term fuel supply contracts with direct dealers who operate locations mainly under the ARCO® brand.

•

Midstream — transports, stores, distributes and markets crude oil and refined products principally for the Refining & Marketing segment via refining logistics assets, pipelines, terminals, towboats and barges; gathers, processes and transports natural gas; and gathers, transports, fractionates, stores and markets NGLs. The Midstream segment primarily reflects the results of MPLX. MPLX is a diversified, large-cap master limited partnership, which we refer to as “MLP,” formed in 2012 that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. As of December 31, 2019, we owned the general partner and approximately 63 percent of the outstanding MPLX common units.

On October 31, 2019, we announced our intention to separate our retail transportation fuel and convenience store business, which is operated primarily under the Speedway brand, into an independent, publicly traded company through a tax-free distribution to MPC shareholders of publicly traded stock in the new independent retail transportation fuel and convenience store company. This transaction is targeted to be completed in the fourth quarter of 2020, subject to market, regulatory and certain other conditions, including final approval by

MPC’s board of directors, receipt of customary assurances regarding the intended tax-free nature of the transaction, and the effectiveness of a registration statement to be filed with the SEC. The Speedway business is currently a reporting unit within our Retail segment. MPC will retain its direct dealer business, which is also included in the Retail segment as currently reported.

MPC’s board of directors also formed a special committee to evaluate strategies to enhance shareholder value through a review of the Midstream business and to analyze, among other things, the strategic fit of assets with MPC, the ability to realize full valuation credit for midstream earnings and cash flow, balance sheet impacts including liquidity and credit ratings, transaction tax impacts, separation costs, and overall complexity. On March 18, 2020, MPC announced the unanimous decision of its board of directors to maintain MPC’s current midstream structure, with MPC remaining as the general partner of MPLX.

Our principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and our telephone number at that location is (419) 422-2121.

Recent Developments

Preliminary First Quarter 2020 Financial Information

Although our financial statements for the quarter ended March 31, 2020 are not yet complete, certain preliminary estimated financial information is available and is shown in estimated ranges in the table below. Such preliminary estimated financial information does not include charges for impairments of goodwill, long-lived assets and equity method investments, lower of cost or market charges and other items as described in the notes below, all of which are currently being evaluated. While these impairments and charges are all non-cash items, the impacts on our reported results are expected to be material.

Preliminary Consolidated Statements of Income Data (Estimated)

	Estimated Range
	Low	High
(in millions of dollars, unaudited)
Revenues and other income(a)	$24,100	$26,700
Total costs and expenses(b)(c)	23,700	26,000
Income from operations(d)	400	700
Net loss attributable to MPC(d)	(250)	(25)
Net cash provided by operating activities before change in working capital	1,260	1,380
Change in working capital	(2,180)	(2,000)
Net cash used in operating activities	(920)	(620)
Adjusted EBITDA(e)	1,690	1,990

(a)	Revenues and other income excludes adjustments for other-than-temporary non-cash impairments of our equity method investments, which we currently expect to be between $1.2 billion and $1.4 billion.
(b)	Total costs and expenses excludes a lower of cost or market inventory valuation adjustment estimated to be between $3.1 billion and $3.3 billion. Inventories are stated at the lower of cost or market. Costs of crude oil, refinery feedstocks and refined products are aggregated on a consolidated basis for purposes of assessing if the last-in, first-out, which we refer to as “LIFO,” cost basis of these inventories may have to be written down to market values. At March 31, 2020, market values for these inventories were lower than their LIFO cost basis and, as a result, we expect to record an inventory valuation charge to cost of revenues to value these inventories at the lower of cost or market. Based on movements of refined product prices, future inventory valuation adjustments could have a negative or positive effect on earnings. Such losses are subject to reversal in subsequent periods if prices recover.

(c)	Total costs and expenses excludes estimated pre-tax non-cash goodwill impairment expenses expected to be recorded for the first quarter of 2020 of between $7.3 billion to $7.8 billion and any potential long-lived asset impairment charges. We are performing impairment assessments for certain of our long-lived asset groups. These assessments are not complete, and upon completion, we may record additional impairment expenses not presently estimated within this range. Please refer to the “Critical Accounting Estimates” section below for additional detail relating to our first quarter 2020 goodwill, long-lived assets and equity method investment impairment assessments.
(d)	Represents preliminary income from operations and net loss attributable to MPC excluding certain non-recurring items including estimated non-cash impairment charges for goodwill, long-lived assets and equity method investments, lower of cost or market charges and $35 million of transaction-related costs incurred in connection with the Speedway separation, midstream strategic review, and other related activities.
(e)	Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, which we refer to as “GAAP.” Please see below for a reconciliation of such non-GAAP financial measure to its most directly comparable GAAP financial measure, as well as the reasons for the use of this non-GAAP financial measure.

Preliminary Consolidated Balance Sheet Data (Estimated)

As of March 31, 2020
(in millions of dollars, unaudited)
Cash and cash equivalents	$1,690

MPC debt(a)	11,138
MPLX debt	20,471

Total consolidated debt	$31,609

(a)	Reflects $2 billion of borrowings under the five-year revolving credit facility in March 2020. Does not reflect $1.5 billion of additional borrowings under the five-year revolving credit facility subsequent to March 31, 2020.

Remaining Capacity Under our Facilities

As of April 22, 2020, the available borrowing capacity under MPC’s credit facilities was as follows (in millions):

As of April 22, 2020
(in millions of dollars, unaudited)
MPC $1 billion 364-day bank revolving credit facility(a)	$1,000
MPC $5 billion five-year revolving credit facility(b)	1,499
MPC $750 million trade receivable securitization facility(c)	517

Total available borrowing capacity	$3,016

(a)	Matures September 2020. Does not give effect to the potential new 364-day revolving credit facility that we are currently negotiating.
(b)	Matures October 2023. Reflects $2 billion of borrowings in March 2020 and $1.5 billion of additional borrowings in April 2020, for an aggregate of $3.5 billion of borrowings, and approximately $1 million in face amount of letters of credit, outstanding under the five-year revolving credit facility.

(c)	We have a trade accounts receivable securitization facility with a group of third-party entities and financial institutions to sell up to $750 million of eligible trade receivables on a revolving basis, maturing July 2021. Our borrowing capacity under our accounts receivable sales facility is determined based on the value of certain eligible receivables as of the most recent reporting date. As a result of declining product prices, our receivables have declined in value, which has in turn decreased our borrowing capacity under this facility from $750 million to an estimated $517 million as of the date hereof. We do not have any outstanding borrowings under this facility.

The preliminary estimated information set forth above does not represent a comprehensive statement of our results of operations or financial condition as of or for the quarter ended March 31, 2020. The final comprehensive statements of our results of operations and financial condition as of and for the quarter ended March 31, 2020 may vary from our current expectations and may be different from the information described above as our quarterly financial statement preparation process is not yet complete and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved for the remainder of 2020 or in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, you should not place undue reliance on the preliminary estimated financial information.

The preliminary estimated financial data has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Measures

Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to their most comparable GAAP financial measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is one of these-GAAP financial measures.

Adjusted EBITDA represents earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude refining turnaround costs and other items shown in the table below. We believe this non-GAAP financial measure is useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business or in the case of turnarounds, which provide benefits over multiple years. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Preliminary Net Loss Attributable to MPC (Estimated) to Preliminary Adjusted EBITDA (Estimated)

	March 31, 2020
	Low	High
(in millions of dollars, unaudited)
Net loss attributable to MPC (a)	$(250)	$(25)
Plus (Less):
Net interest and other financial costs	340	340
Net income attributable to noncontrolling interests	290	290
Benefit for income taxes	20	95
Depreciation and amortization	960	960
Refining planned turnaround costs	330	330

Adjusted EBITDA	$1,690	$1,990

(a)	Represents preliminary net loss attributable to MPC excluding certain non-recurring items including estimated non-cash impairment charges for goodwill, long-lived assets and equity method investments, lower of cost or market charges and $35 million of transaction-related costs incurred in connection with the Speedway separation, midstream strategic review, and other related activities. See the notes to “Preliminary Consolidated Statements of Income Data (Estimated)” above for estimates of these charges that are excluded from preliminary net loss attributable to MPC.

Critical Accounting Estimates

Impairment Assessments of Long-Lived Assets, Intangible Assets, Goodwill and Equity Method Investments

Fair value calculated for the purpose of testing our long-lived assets, intangible assets, goodwill and equity method investments for impairment is estimated using the expected present value of future cash flows method and comparative market prices when appropriate. Significant judgment is involved in performing these fair value estimates since the results are based on forecasted financial information prepared using significant assumptions including:

•

Future margins on products produced and sold. Our estimates of future product margins are based on our analysis of various supply and demand factors, which include, among other things, industry-wide capacity, our planned utilization rate, end-user demand, capital expenditures and economic conditions. Such estimates are consistent with those used in our planning and capital investment reviews.

•

Future volumes. Our estimates of future refinery, retail, pipeline throughput and natural gas and natural gas liquid processing volumes are based on internal forecasts prepared by our Refining & Marketing, Retail and Midstream segments operations personnel. Assumptions about the effects of COVID-19 on our future volumes are inherently subjective and contingent upon the duration of the pandemic, which is difficult to forecast.

•

Discount rate commensurate with the risks involved. We apply a discount rate to our cash flows based on a variety of factors, including market and economic conditions, operational risk, regulatory risk and political risk. This discount rate is also compared to recent observable market transactions, if possible. A higher discount rate decreases the net present value of cash flows.

•	Future capital requirements. These are based on authorized spending and internal forecasts.

We base our fair value estimates on projected financial information which we believe to be reasonable. However, actual results may differ materially from these projections.

The need to test for impairment can be based on several indicators, including a significant reduction in prices of or demand for products produced, a weakened outlook for profitability, a significant reduction in pipeline throughput volumes, a significant reduction in natural gas or natural gas liquids processed, a significant reduction in refining or retail fuel margins, other changes to contracts or changes in the regulatory environment.

Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate that the carrying value of the assets may not be recoverable based on the expected undiscounted future cash flow of an asset group. For purposes of impairment evaluation, long-lived assets must be grouped at the lowest level for which independent cash flows can be identified. If the sum of the undiscounted estimated pretax cash flows is less than the carrying value of an asset group, fair value is calculated, and the carrying value is written down if greater than the calculated fair value.

Unlike long-lived assets, goodwill is subject to annual, or more frequent if necessary, impairment testing at the reporting unit level. A goodwill impairment loss is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, without exceeding the recorded amount of goodwill.

The “COVID-19” section below describes the effects that the recent outbreak of COVID-19 and its development into a pandemic and the recent decline in commodity prices have had on our business. Due to these developments, we are in the process of performing impairments assessments as discussed further below.

Our impairment assessment of our long-lived assets is in process. We are presently evaluating expected undiscounted future cash flows of certain asset groups related to the effects of COVID-19 and the decline in commodity prices to determine if the carrying value of these assets groups is recoverable.

Prior to performing our goodwill impairment assessment as of March 31, 2020, we had goodwill totaling approximately $20.0 billion associated with eight of our 10 reporting units. Our impairment assessments are not complete, but we are presently estimating we will record goodwill impairment expenses between $7.3 billion to $7.8 billion. These estimated goodwill impairment expenses are primarily driven by the effects of COVID-19 and the decline in commodity prices. As our impairment assessment is not complete, we are unable to disclose the sensitivity of our analysis results to discount rates or the percentage by which other reporting unit fair values exceed carrying value.

Significant assumptions used to estimate the reporting units’ fair value included estimates of future cash flows and market information for comparable assets. If estimates for future cash flows, which are impacted by future margins on products produced or sold, future volumes, and capital requirements, were to decline, the overall reporting units’ fair values would decrease, resulting in potential goodwill impairment charges. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the impairment tests will prove to be an accurate prediction of the future.

Equity method investments are assessed for impairment whenever factors indicate an other than temporary loss in value. Factors providing evidence of such a loss include the fair value of an investment that is less than its carrying value, absence of an ability to recover the carrying value or the investee’s inability to generate income sufficient to justify our carrying value. As a result of the effects of COVID-19 and the decline in commodity prices, we are in process of performing Level 3 fair value measurements of certain equity method investments to determine if an other than temporary loss of value has occurred. These fair value measurements and other than temporary loss assessments are not complete, but we are presently estimating MPC will record $1.2 billion to $1.4 billion of impairment expense through “Revenues and other income” as disclosed within the ‘Preliminary Consolidated Statements of Income Data (Estimated)’ table above.

An estimate of the sensitivity to net income resulting from impairment calculations is not practicable, given the numerous assumptions (e.g., pricing, volumes and discount rates) that can materially affect our estimates. That is, unfavorable adjustments to some of the above listed assumptions may be offset by favorable adjustments in other assumptions.

COVID-19

The recent outbreak of COVID-19 and its development into a pandemic in March 2020 have resulted in significant economic disruption globally. Actions taken by various governmental authorities, individuals and companies around the world to prevent the spread of COVID-19 through social distancing have restricted travel, many business operations, public gatherings and the overall level of individual movement and in-person interaction across the globe.

This has in turn significantly reduced global economic activity and resulted in airlines dramatically cutting back on flights and a decrease in motor vehicle use at a time when seasonal driving patterns typically result in an increase of consumer demand for gasoline. As a result, there has also been a decline in the demand for the refined petroleum products that we manufacture and sell.

In addition, recent global geopolitical events and macroeconomic conditions have exacerbated the decline in crude oil prices and have contributed to an increase in crude oil price volatility.

The decrease in the demand for refined petroleum products coupled with the decline in the price of crude oil has resulted in a significant decrease in the price of the refined petroleum products we produce and sell.

The price of refined products we sell and the feedstocks we purchase impact our revenues, income from operations, net income and cash flows. In addition, a decline in the market prices for products held in our inventories below the carrying value of our inventory may result in the adjustment of the value of our inventories to the lower market price and a corresponding loss on the value of our inventories, and any such adjustment is likely to be material. See “Preliminary First Quarter 2020 Financial Information” above for our estimates of our expected inventory valuation charge for the first quarter of 2020.

We are actively responding to the impacts that these matters are having on our business. During March and continuing through April 2020, we started reducing the amount of crude oil processed at our refineries in response to the decreased demand for our products, and we temporarily idled portions of refining capacity to further limit production. In addition to these measures to address our operations, we are addressing our liquidity as outlined below.

•	We expect to defer or delay certain capital expenditures that we had expected to make in 2020.

•	We have taken actions to reduce operating expenses across the business.

•

We expect to defer certain direct and indirect tax payments for the first quarter of 2020, and we plan, to the extent possible, to defer certain other direct and indirect tax payments in 2020. These deferrals have been provided to taxpayers under new legislation, such as the Coronavirus Aid, Relief, and Economic Security Act in the U.S., and by various taxing authorities under existing legislation.

•	We have not purchased any shares of our common stock under our repurchase program in 2020, and we will evaluate the timing of any future repurchases when appropriate.

•

We have drawn a total of $3.5 billion under our five-year revolving credit facility, as further described below. MPC made these borrowings to provide financial flexibility given the recent commodity price downturn and the significant working capital impact associated with the decline in crude oil prices.

•

We are in the process of negotiating a new $1.0 billion 364-day revolving credit facility, which we refer to as the “New 364-Day Credit Facility,” which would expire in 2021, to provide additional liquidity and financial flexibility during the commodity price and demand downturn. We cannot ensure that we will be able to successfully syndicate and close the new revolving credit facility on commercially acceptable terms or at all.

•	We are evaluating various other liquidity options and actions.

Many uncertainties remain with respect to COVID-19, including its resulting economic effects, and we are unable to predict the ultimate economic impacts from COVID-19 and how quickly national economies can recover once the pandemic ultimately subsides. However, the adverse impact of the economic effects on MPC has been and will likely continue to be significant. We believe we have proactively addressed many of the known impacts of COVID-19 to the extent possible and will strive to continue to do so, but there can be no guarantee the measures will be fully effective.

On April 17, 2020, MPC borrowed $1.5 billion of available loan capacity under the five-year revolving credit facility. MPC had previously borrowed $2.0 billion under the five-year revolving credit facility in March 2020. These borrowings were undertaken to provide financial flexibility given the recent commodity price downturn and the significant working capital impact associated with the decline in crude oil prices. Borrowings under the five-year revolving credit facility bear interest at a variable rate based on LIBOR or on an alternative base rate, at MPC’s election, plus an individual margin based on MPC’s long-term debt rating.

The Offering

Issuer	Marathon Petroleum Corporation, a Delaware corporation.

Securities Offered	$ aggregate principal amount of notes, consisting of $ aggregate principal amount of % Senior Notes due 20 , which we refer to as the “20 notes,” $ aggregate principal amount of % Senior Notes due 20 , which we refer to as the “20 notes,” and $ aggregate principal amount of % Senior Notes due 20 , which we refer to as the “20 notes,” and, together with the 20 notes and the 20 notes, the “notes.”

Maturity Dates	The 20 notes will mature on , 20 , the 20 notes will mature on , 20 , and the 20 notes will mature on , 20 .

Interest Payment Dates	We will pay interest on the 20 notes semi-annually in arrears on and of each year, commencing on , 2020. We will pay interest on the 20 notes semi-annually in arrears on and of each year, commencing on , 2020. We will pay interest on the 20 notes semi-annually in arrears on and of each year, commencing on , 2020.

Interest Rates	The 20 notes will bear interest at % per year, the 20 notes will bear interest at % per year and the 20 notes will bear interest at % per year.

Optional Redemption	We may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our senior unsecured obligations, will rank equally with all our other senior unsecured debt, including all other unsubordinated notes issued under the indenture governing the notes, which we refer to as the “indenture,” from time to time outstanding. The notes will be effectively junior to our secured indebtedness and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX and its subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of the Notes—Ranking.”

Certain Covenants	The indenture includes covenants that will, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens with respect to principal properties, enter into sale and leaseback transactions with respect to principal properties and merge or consolidate with any other entity or sell or convey all or substantially all of our assets, and will require us to provide certain information to the trustee (as defined below) and holders of the notes. These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes.”

Future Issuances	The 20 notes will be limited initially to $ in aggregate principal amount, the 20 notes will be limited initially to $ in aggregate principal amount and the 20 notes will be limited initially to $ in aggregate principal amount. We may, however, “re-open” each series of notes and issue an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Form and Denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC Eligibility	The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Notes—Book-Entry; Delivery and Form.”

Same-Day Settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $ from this offering. We intend to use the net proceeds from this offering to repay amounts outstanding under our five-year revolving credit facility, prefund the repayment of other indebtedness with near term maturities and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the underwriters are lenders under our five-year revolving credit facility and, accordingly, may receive an amount in excess of 5% of the net proceeds from this offering. The foregoing payments may constitute a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., which we refer to as FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A., which, when acting as such, we refer to as the “trustee.”

Risk Factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2019 under the heading “Risk Factors,” and in our Current Report on Form 8-K filed with the SEC on April 22, 2020 and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to COVID-19

Our working capital, cash flows and liquidity can be significantly affected by decreases in commodity prices.

Payment terms for our crude oil purchases are generally longer than the terms we extend to our customers for refined product sales. As a result, the payables for our crude oil purchases are proportionally larger than the receivables for our refined product sales. Due to this net payables position, a decrease in commodity prices generally results in a use of working capital, and given the significant volume of crude oil that we purchase the impact can materially affect our working capital, cash flows and liquidity.

The recent outbreak of COVID-19 and certain developments in the global oil markets have had, and may continue to have, material adverse consequences for general economic, financial and business conditions, and could materially and adversely affect our business, financial condition, results of operations and cash flows and those of our customers, suppliers and other counterparties.

The recent outbreak of COVID-19 and the responses of governmental authorities and companies and the self-imposed restrictions by many individuals across the world to stem the spread of the virus have significantly reduced global economic activity, as there has been a dramatic decrease in the number of businesses open for operation and substantially fewer people across the world traveling to work or leaving their home to purchase goods and services. This has also resulted, for example, in a dramatic reduction in airline flights and has reduced the number of cars on the road. As a result, there has been a decline in the demand for the refined petroleum products that we manufacture and sell.

Concerns over the negative effects of COVID-19 on economic and business prospects across the world have contributed to increased market and oil price volatility and have diminished expectations for the global economy. These factors, coupled with the emergence of decreasing business and consumer confidence and increasing unemployment resulting from the COVID-19 outbreak and the recent abrupt oil price decline, may precipitate a prolonged economic slowdown and recession. Our refinery utilization and operating margins and other aspects of our business have been adversely impacted by these developments. Any such prolonged period of economic slowdown or recession, or a protracted period of depressed prices for our products or crude oil or reduced margins for the refined petroleum products we manufacture and sell could have significant adverse consequences for our financial condition and the financial condition of our customers, suppliers and other counterparties, and could diminish our liquidity and negatively affect our ability to obtain adequate crude oil volumes and to market certain of our products at favorable prices, or at all.

Due to declines in the market prices of products held in our inventories, we expect to record an inventory valuation charge to cost of revenues to value certain of our inventories at the lower of cost or market, which charge is likely to be material. This expected inventory valuation charge will have a negative effect on our earnings. Depending on future movements of refined product prices, future inventory valuation adjustments could have a negative or positive effect on our financial performance. In addition, a sustained period of low crude oil prices may also result in significant financial constraints on certain producers from which we acquire our crude oil, which could result in long term crude oil supply constraints for our business. Such conditions could also result in an increased risk that our customers and other counterparties may be unable to fully fulfill their obligations in a timely manner, or at all. Any of the foregoing events or conditions, or other unforeseen consequences of COVID-19, could significantly adversely affect our business and financial condition and the business and financial condition of our customers and other counterparties.

The ultimate extent of the impact of COVID-19 on our business, financial condition, results of operations and cash flows will depend largely on future developments, including the duration and spread of the outbreak, particularly within the geographic areas where we operate, the related impact on overall economic activity and the timing of the lifting of restrictions and return of customer confidence, all of which are uncertain and cannot be predicted with certainty at this time.

To the extent COVID-19 adversely affects our business, financial condition, results of operation and liquidity, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings we may make from time to time with the SEC.

Risks Relating to this Offering and the Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt, including the notes.

We have substantial existing debt. As of December 31, 2019, after giving effect to our borrowings under our five-year revolving credit facility since December 31, 2019 and the issuance and sale of the notes offered hereby and the use of proceeds therefrom, we would have had total debt of approximately $             billion.

We also have the capacity under our credit agreements and the indenture to incur substantial additional debt. In addition, we anticipate entering into the New 364-Day Credit Facility soon after the closing of the notes offered hereby, provided that there is no guarantee we will be able to successfully syndicate and close the New 364-Day Credit Facility. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt, including the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividends, share repurchases and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

Any increase in our indebtedness could have adverse effects on our financial condition and results of operations, including:

•	increasing our vulnerability to changing economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and our industry;

•	limiting our ability to make dividends to our shareholders;

•	limiting our ability to borrow additional funds; and

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, dividends, share repurchases and other general corporate purposes.

Changes in our credit ratings may adversely affect the value of the notes.

The ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes.

The indenture does not restrict the amount of additional debt that we and our affiliates may incur and the MPC revolving credit agreement, trade receivables facility, commercial paper program and existing indentures, the MPLX revolving credit agreement, term loan agreement and indentures, the Andeavor indentures, the ANDX indentures and the MarkWest Energy, L.P., which we refer to as “MarkWest,” indentures permit us and our affiliates to incur substantial additional unsecured debt.

The notes and the indenture do not place any limitation on the amount of unsecured debt that we may incur and the MPC revolving credit agreement, trade receivables facility, commercial paper program and existing indentures, the MPLX credit agreement, term loan agreement and indentures, the Andeavor indentures, the ANDX indentures and the MarkWest indentures permit us and our affiliates to incur substantial additional unsecured debt under subsequently established bank debt facilities, issuances of additional series of notes or otherwise. Our incurrence of additional debt, and the incurrence of additional debt by any of our affiliates, may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of the notes and a risk that the credit rating of the notes is downgraded or withdrawn.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction. Accordingly, holders will not have the right to require us to repurchase the notes if we enter into transactions that result in a change of control of our company and a decrease in the ratings of the notes. Certain of our existing senior notes and other existing debt obligations provide such rights to holders of those obligations.

We are a holding company and depend on dividends and other distributions from our subsidiaries.

MPC is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our subsidiaries, including MPLX. As a result, we depend on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding indebtedness. Our subsidiaries are legally distinct from us and generally have no obligation to pay amounts due on our indebtedness or to make funds available for such payment. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables, and including existing and future debt obligations of MPLX and its subsidiaries. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. In addition, our subsidiaries have substantial existing debt obligations and are permitted under the terms of the indenture governing the notes to incur additional indebtedness or enter into other agreements that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness or other activities of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

If we complete the proposed spin-off of our Speedway business, we will not be able to rely on the earnings, assets or cash flows of our Speedway business for working capital and cash flow requirements, and our ability to service our debt, including the notes offered hereby, may be adversely affected.

On October 31, 2019, we announced that our board of directors authorized proceeding with a spin-off of our retail transportation fuel and convenience store business, which is operated primarily under the Speedway brand, to our shareholders. The Speedway business is currently a reporting unit within our Retail segment. Following completion of the proposed spin-off, the Speedway business would be an independent, standalone, publicly traded company.

We have historically benefited from our ownership of the Speedway business. Following completion of the proposed spin-off or any other disposition of the Speedway business, we will not be able to rely on the earnings, assets or cash flow of our Speedway business, and the Speedway business will not provide funds to finance our working capital or other cash requirements. As a result of the proposed spin-off or any other disposition of our Speedway business, our ability to service our debt, including the notes offered hereby, may be adversely affected.

Neither MPC nor any subsidiary of MPC has any property that has been determined to be a principal property under the indenture.

The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to principal properties. However, as of the date of this prospectus supplement, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property under the indenture.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market values of such notes may decline. We cannot predict the future level of market interest rates.

Active trading markets for the notes may not develop.

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes prior to maturity according to their redemption terms. See “Description of the Notes — Optional Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $             from this offering. We intend to use the net proceeds from this offering to repay amounts outstanding under our five-year revolving credit facility, prefund the repayment of other indebtedness with near term maturities and for general corporate purposes.

As of April 17, 2020, we had $3.5 billion outstanding under the five-year revolving credit facility bearing a weighted-average interest rate of 1.487% per annum. The five-year revolving credit facility matures on August 28, 2023.

Affiliates of certain of the underwriters are lenders under our five-year revolving credit facility and, accordingly, will receive a portion of the net proceeds of this offering. Accordingly, this offering is being made in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

DESCRIPTION OF OTHER INDEBTEDNESS

MPC Revolving Credit Facilities

We have a five-year $5.0 billion unsecured revolving credit facility that matures in October 2023 and a $1.0 billion 364-day unsecured revolving credit facility that matures in September 2020, which we refer to together as the “revolving credit facilities.”

Borrowings under the revolving credit facilities bear interest, at our election, at either the Adjusted LIBO Rate or the Alternate Base Rate (both as defined in the revolving credit facilities), plus an applicable margin. We are charged various fees and expenses under the revolving credit facilities, including administrative agent fees, commitment fees on the unused portion of the commitments and, under the $5.0 billion unsecured revolving credit facility, fees related to issued and outstanding letters of credit. The applicable margins to the benchmark interest rates and the commitment fees payable under the revolving credit facilities fluctuate based on our credit ratings in effect from time-to-time.

We have an option under the $5.0 billion unsecured revolving credit facility to increase the aggregate commitments by up to an additional $1.0 billion, subject to, among other conditions, the consent of the lenders whose commitments would be increased. In addition, we may request up to two one-year extensions of the maturity date of the $5.0 billion unsecured revolving credit facility subject to, among other conditions, the consent of lenders holding a majority of the commitments, provided that the commitments of any non-consenting lenders will terminate on the then-effective maturity date. The $5.0 billion unsecured revolving credit facility includes sub-facilities for swing-line loans of up to $250.0 million and letters of credit of up to $2.2 billion (which may be increased to up to $3.0 billion upon receipt of additional letter of credit issuing commitments).

The revolving credit facilities contain certain representations and warranties, affirmative and restrictive covenants and events of default that we consider to be usual and customary for arrangements of this type, including a financial covenant that requires us to maintain a ratio of Consolidated Net Debt to Total Capitalization (each as defined in the revolving credit facilities) of no greater than 0.65 to 1.00 as of the last day of each fiscal quarter. The covenants also restrict, among other things, our ability and/or the ability of certain of our subsidiaries to incur debt, create liens on assets or enter into transactions with affiliates. As of December 31, 2019, we were in compliance with the covenants contained in the revolving credit facilities.

As of April 17, 2020, there were $3.5 billion of borrowings and approximately $1.0 million of letters of credit outstanding under our five-year $5.0 billion unsecured revolving credit facility and no borrowings outstanding under our $1.0 billion 364-day unsecured revolving credit facility.

Trade Receivables Securitization Facility

On December 18, 2013, we entered into a three-year, $1.3 billion trade receivables securitization facility, which we refer to as the “trade receivables facility,” with a group of financial institutions that act as committed purchasers, conduit purchasers, letter of credit issuers and managing agents under the trade receivables facility. On July 20, 2016, we amended our trade receivables securitization facility to, among other things, reduce the capacity to $750.0 million and extend the maturity date to July 19, 2019. On July 19, 2019, we amended our trade receivables facility to extend the maturity date to July 16, 2021.

The trade receivables facility consists of one of our wholly-owned subsidiaries, Marathon Petroleum Company LP, which we refer to as “MPC LP,” selling or contributing on an on-going basis all of its trade receivables (including trade receivables acquired from Marathon Petroleum Trading Canada LLC, a wholly-owned subsidiary of MPC LP), together with all related security and interests in the proceeds thereof, without recourse, to another wholly-owned, bankruptcy-remote special purpose subsidiary, MPC Trade Receivables Company LLC, which we refer to as “TRC,” in exchange for a combination of cash, equity and/or borrowings under a subordinated note issued by TRC to MPC LP. TRC, in turn, has the ability to sell undivided ownership interests in qualifying trade receivables, together with all related security and interests in the proceeds thereof, without recourse, to the purchasing group in exchange for cash proceeds. The trade receivables facility also provides for the issuance of letters of credit up to $750.0 million, provided that the aggregate credit exposure of the purchasing group, including outstanding letters of credit, may not exceed the lesser of $750 million or the balance of qualifying trade receivables at any one time. The trade receivables facility is evidenced by a Receivables Purchase Agreement and a Second Amended and Restated Receivables Sale Agreement.

To the extent that TRC retains an ownership interest in the receivables it has purchased or received from MPC LP, such interest will be included in our consolidated financial statements solely as a result of the consolidation of the financial statements of TRC with those of MPC. The receivables sold or contributed to TRC are available first and foremost to satisfy claims of the creditors of TRC and are not available to satisfy the claims of creditors of MPC. TRC has granted a security interest in all of its assets to the purchasing group to secure its obligations under the Receivables Purchase Agreement.

Proceeds from the sale of undivided percentage ownership interests in qualifying receivables under the trade receivables facility are reflected as debt on our consolidated balance sheet. We remain responsible for servicing the receivables sold to the purchasing group. TRC pays floating-rate interest charges and usage fees on amounts outstanding under the trade receivables facility, if any, unused fees on the portion of unused commitments and certain other fees related to the administration of the facility and letters of credit that are issued and outstanding under the trade receivables facility.

The Receivables Purchase Agreement and Second Amended and Restated Receivables Sale Agreement include representations and covenants that we consider usual and customary for arrangements of this type. Trade receivables are subject to customary criteria, limits and reserves before being deemed to qualify for sale by TRC pursuant to the trade receivables facility. In addition, further purchases of qualified trade receivables under the trade receivables facility are subject to termination, and TRC may be subject to default fees, upon the occurrence of certain amortization events that are included in the Receivables Purchase Agreement, which we consider to be usual and customary for arrangements of this type. As of April 17, 2020, we were in compliance with the covenants contained in the trade receivables facility.

As of April 17, 2020, there were no borrowings outstanding under our trade receivables facility and the balance of qualified trade receivables eligible to be sold thereunder was approximately $517 million.

Commercial Paper

On February 26, 2016, we established a commercial paper program that allows us to have a maximum of $2.0 billion in commercial paper outstanding, with maturities up to 397 days from the date of issuance. We do not intend to make any commercial paper borrowings in excess of the unutilized capacity under our revolving credit facilities. As of April 17, 2020, we had no commercial paper borrowings outstanding.

MPC Senior Notes

As of December 31, 2019, and without giving effect to the notes offered hereby, MPC had an aggregate principal amount of approximately $8.0 billion of senior notes outstanding, excluding the Andeavor senior notes described below. The MPC senior notes are the direct, unsecured unsubordinated obligations of MPC. As such, they rank equally in right of payment with all of MPC’s other unsubordinated debt and are not guaranteed by any of MPC’s subsidiaries, including Andeavor, MPLX and ANDX.

Andeavor Senior Notes

As of December 31, 2019, Andeavor had an aggregate principal amount of $469.0 million of senior notes outstanding. The Andeavor senior notes are unsecured, unsubordinated obligations of Andeavor and are non-recourse to MPC and any of MPC’s subsidiaries other than Andeavor.

MPLX Revolving Credit Facility

MPLX is a party to a credit agreement, dated, July 26, 2019, providing for a five-year $3.5 billion unsecured revolving credit facility (the “MPLX Revolving Credit Facility. The MPLX Revolving Credit Facility includes letter of credit issuing capacity of up to approximately $300 million (subject to agreement of any lenders to increase their letter of credit issuing commitments thereunder) and swingline loan capacity of up to $150 million.

The revolving borrowing capacity under the MPLX Revolving Credit Facility may be increased by up to an additional $1.0 billion in borrowing capacity, subject to certain customary conditions, including the consent of the lenders whose commitments would increase. The MPLX Revolving Credit Facility is for a five-year term with a maturity date of July 30, 2024 and may be extended for up to two additional one-year periods subject to, among other conditions, the consent of the lenders holding a majority of the revolving credit facility commitments, provided that the commitments held by any non-consenting lenders will terminate on the original maturity date.

Borrowings under the MPLX Revolving Credit Facility bear interest, at MPLX’s election, at either a LIBOR based rate plus a margin or an alternate base rate plus a margin. MPLX is charged various fees and expenses in connection with the MPLX Revolving Credit Facility, including administrative agent fees, commitment fees on the unused portion of the borrowing capacity and fees with respect to issued and outstanding letters of credit. The applicable margins to the benchmark interest rates and commitment fees payable under the MPLX Revolving Credit Facility fluctuate based on MPLX’s credit ratings in effect from time-to-time.

The MPLX Revolving Credit Facility contains certain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires MPLX’s ratio of consolidated total debt consolidated EBITDA for the four prior fiscal quarters not to exceed 5.0 to 1.0 as of the last day of each fiscal quarter (or 5.5 to 1.0 during an Acquisition Period (as defined in the MPLX Revolving Credit Facility)). Consolidated EBITDA is subject to adjustments for certain acquisitions completed and capital projects undertaken during the relevant period. As of December 31, 2019, MPLX was in compliance with the covenants contained in the MPLX Revolving Credit Facility.

As of December 31, 2019, MPLX had no borrowings outstanding and less than $1.0 million of letters of credit outstanding under the MPLX Revolving Credit Facility.

MPLX Term Loan

On September 26, 2019, MPLX entered into an unsecured term loan agreement which provides for a committed term loan facility for up to an aggregate of $1 billion, which was available to be drawn in up to four separate borrowings within 90 days of the closing date, subject to the satisfaction or waiver of certain customary conditions. Borrowings under the term loan agreement bear interest, at MPLX’s election, at either the Adjusted LIBO Rate (as defined in the term loan agreement) plus a margin or the Alternate Base Rate (as defined in the term loan agreement) plus a margin. The applicable margins to the benchmark interest rates fluctuate based on MPLX’s credit ratings in effect from time-to-time. The proceeds from borrowings under the term loan agreement were used to fund the repayment of MPLX’s existing indebtedness and/or for general business purposes. Amounts borrowed under the term loan agreement will be due and payable on September 26, 2021.

The term loan agreement contains representations and warranties, affirmative and negative covenants and events of default that we consider to be usual and customary for an agreement of this type and are substantially similar to MPLX’s existing revolving credit facility, including a covenant that requires MPLX’s ratio of Consolidated Total Debt to Consolidated EBITDA (as both terms are defined in the term loan agreement) for the four prior fiscal quarters not to exceed 5.0 to 1.0 as of the last day of each fiscal quarter (or during the six-month period following certain acquisitions, 5.5 to 1.0). Consolidated EBITDA is subject to adjustments for certain acquisitions completed and capital projects undertaken during the relevant period. As of December 31, 2019, MPLX was in compliance with the covenants contained in the term loan agreement.

As of December 31, 2019, MPLX had $1 billion of borrowings outstanding under the term loan agreement.

MPLX Senior Notes

As of December 31, 2019, MPLX had an aggregate principal amount of $18.9 billion of senior notes outstanding, excluding the ANDX senior notes and the MarkWest senior notes described below. The MPLX senior notes are unsecured, unsubordinated obligations of MPLX and are non-recourse to MPC and any of MPC’s subsidiaries other than MPLX.

ANDX Senior Notes

As of December 31, 2019, ANDX had an aggregate principal amount of $190.0 million of senior notes outstanding. The ANDX senior notes are unsecured, unsubordinated obligations of ANDX and are non-recourse to MPC or any of MPC’s subsidiaries other than ANDX and subsidiaries of ANDX, if any, that are guarantors or co-issuers of such senior notes.

MarkWest Senior Notes

As of December 31, 2019, MarkWest had an aggregate principal amount of $23.0 million of senior notes outstanding. The MarkWest senior notes are unsecured, unsubordinated obligations of MarkWest and are non-recourse to MPC or any of MPC’s subsidiaries other than MarkWest and subsidiaries of MarkWest, if any, that are guarantors or co-issuers of such senior notes.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of February 1, 2011, as supplemented and amended, between us and the trustee. The following description is a summary of the material terms of the indenture and the notes and is intended to supplement, and to the extent inconsistent to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. You should read the indenture and the notes for more details regarding our obligations and your rights with respect to the notes. In this description of the notes, references to “MPC,” the “Company,” “we” or “us” refer only to Marathon Petroleum Corporation and not to any of its subsidiaries.

General

We are offering three series of notes:

•	$ aggregate principal amount of notes that will mature on , 20 and accrue interest at the rate of % per annum;

•	$ aggregate principal amount of notes that will mature on , 20 and accrue interest at the rate of % per annum; and

•	$ aggregate principal amount of notes that will mature on , 20 and accrue interest at the rate of % per annum.

Interest on each series of notes will be payable semi-annually on                and                of each year, beginning on                , 2020, to the persons in whose names the notes are registered at the close of business on                 and                , respectively, preceding the interest payment date. Interest on each series of notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

The notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders, increase the principal amounts of any series of notes in the future, on the same terms and conditions, other than the public offering price, original interest accrual date and initial interest payment date, and with the same CUSIP numbers as the applicable series of notes being offered by this prospectus supplement. We will not issue any such additional notes unless the additional notes are fungible with the applicable series of notes being offered hereby for U.S. federal income tax purposes. The notes of each series and any additional notes subsequently issued under the indenture will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The indenture does not limit the amount of debt that we may issue under the indenture, nor the amount of other unsecured debt or securities that we or any of our respective subsidiaries may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the indenture on liens and sale/leaseback transactions described below under “— Certain Covenants,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction. In addition, the indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to their maturity date, in the case of the 20     notes, prior to                 ,

20     (     months prior to the maturity date of the 20     notes) (the “20     Notes Par Call Date”), in the case of the 20     notes, prior to                 , 20     (     months prior to the maturity date of the 20     notes) (the “20     Notes Par Call Date”) and in the case of the 20     notes, prior to                 , 20     (     months prior to the maturity date of the 20     notes) (the “20     Notes Par Call Date”), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due but for the redemption of such notes if such notes matured on the 20     Notes Par Call Date with respect to the 20     notes, on the 20     Notes Par Call Date with respect to the 20     notes and on the 20     Notes Par Call Date with respect to the 20     notes, in each case exclusive of interest accrued to the date of redemption, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus      basis points for the 20     notes,      basis points for the 20     notes and      basis points for the 20    notes.

In each case, we will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

If the 20     notes are redeemed on or after the 20     Notes Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the notes redeemed, if the 20     notes are redeemed on or after the 20     Notes Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the notes redeemed and if the 20     notes are redeemed on or after the 20     Notes Par Call Date, we will pay a redemption price equal to 100% of the principal amount of the notes redeemed.

In each case, we will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York or Findlay, Ohio are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (assuming, for such purpose, that the notes mature on the 20     Notes Par Call Date, the 20     Notes Par Call Date or the 20     Notes Par Call Date, as applicable), which we refer to as the “Remaining Life,” of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average, as determined by us, of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC and two additional dealers in U.S. Government securities selected by us, each of which we refer to as a “Primary Treasury Dealer,” and their respective successors that we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Notice of redemption will be transmitted at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the series and amount of notes to be redeemed, the redemption date, the redemption price (or the method of calculating the redemption price) and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, the trustee will select, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate (or, in the case of notes represented by a global security, by such method as DTC may require).

Open Market Purchases

MPC or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes.

Ranking

The notes will be unsecured and unsubordinated obligations of MPC and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, but will be effectively junior to MPC’s secured indebtedness. The notes will not be the obligations of any of our subsidiaries and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX and its subsidiaries.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. We depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables, and including existing and future debt obligations of MPLX and its subsidiaries. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. As of December 31, 2019, our consolidated subsidiaries had approximately $21.3 billion of indebtedness and our consolidated indebtedness was $29.3 billion (in each case, excluding unamortized discounts and issue costs). On an as adjusted basis, giving effect to the issuance of the notes in this offering and the use of proceeds therefrom, our consolidated indebtedness as of December 31, 2019 would have been $            billion. See “Use of Proceeds” and “Capitalization.”

Certain Covenants

Creation of Certain Liens

The indenture provides that if MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any crude oil refinery that (1) is located in the United States and (2) is determined to be a principal property by MPC’s Board of Directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of notes and all other debt securities issued under the indenture equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•	to secure the cost of the repair, construction, improvement or alteration of all or part of a principal property;

•	on various facilities, equipment and personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

The indenture provides that MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “— Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•

MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the notes and other series of debt securities issued under the indenture under the covenant described above under the caption “— Creation of Certain Liens”; or

•

MPC promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the indenture specifies).

As of the date of this prospectus supplement, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

MPC is the continuing corporation or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the indenture and the notes; and

•

immediately after the merger, consolidation, sale or conveyance, MPC or the successor entity (if other than MPC) shall not be in default under the indenture and no event of default under the indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the indenture and the notes.

The indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default

The indenture defines an event of default with respect to any series of notes as being:

(1)	MPC’s failure to pay interest on that series of notes when due, continuing for 30 days;

(2)	MPC’s failure to pay the principal of or premium on that series of notes when due and payable;

(3)	MPC’s failure to perform under any other covenant or warranty applicable to that series of notes and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure as provided in the indenture; or

(4)	specified events of bankruptcy, insolvency or reorganization of MPC.

The trustee is required to give holders of the particular series of notes written notice of a default with respect to that series as provided by the Trust Indenture Act of 1939. In the case of any default of the character described above in clause (3) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the trustee a certificate stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) shall occur and be continuing with respect to any series of notes, the trustee or the holders of at least 25% in aggregate principal amount of the particular series of notes then outstanding may declare the principal amount of such series of notes to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal of all the notes then outstanding will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding series of notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of notes may be waived on behalf of all holders of that series of notes by at least a majority in principal amount of the holders of the outstanding notes of that series, except a default:

•	in the payment of principal of or any premium or interest on that series of notes; or

•	respecting a covenant or provision that cannot be modified without the consent of the holders of all outstanding notes of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a series of notes will be able to pursue any remedy under the indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to that series of notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee indemnity reasonably satisfactory to it against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of that series of notes do not give the trustee a direction inconsistent with the request.

Holders of notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their notes on or after its due date. It is intended that rights provided for holders of a series of notes under the indenture are for the equal and ratable benefit of all holders of such series.

Modification of the Indenture

MPC and the trustee may modify the indenture without the consent of the holders of the notes for one or more of the following purposes:

•	to evidence the succession of another person to MPC;

•	to add to covenants for the benefit of the holders of notes or to surrender any right or power conferred on MPC by the indenture;

•	to add additional events of default for the benefit of holders of all or any series of notes;

•	to add or change provisions of the indenture to allow the issuance of debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the indenture respecting one or more series of notes under conditions the indenture specifies;

•	to secure the notes under the requirements of the indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on the notes of any series;

•	to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of notes under conditions the indenture specifies;

•	to evidence the appointment of a successor trustee; or

•

to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of a particular series of notes in any material respect.

MPC and the trustee may otherwise modify the indenture or any supplemental indenture with the written consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected. However, without the consent of the holder of each outstanding note affected, no modification may:

•	change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the notes are payable; or

•	reduce the percentage of notes required for consent to any such modification or supplemental indenture.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of notes by defeasance.

The indenture will be satisfied and discharged with respect to a particular series of notes if:

•	MPC delivers to the trustee all of such series of notes then outstanding for cancellation; or

•

all of such series of notes have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those notes to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on a particular series of notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes of that series, which we refer to as “legal defeasance”; or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes of that series, including our obligation to make payments on those notes, will survive, which we refer to as “covenant defeasance.”

If we defease a series of notes, the holders of the notes of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of notes;

•	replace mutilated, destroyed, lost or stolen notes; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel stating that the holders of the particular series of notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the action and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such action had not occurred. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service, which we refer to as the “IRS,” or a change in applicable U.S. federal income tax law to that effect.

Governing Law

New York law will govern the indenture and the notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates perform certain commercial banking services for some of our affiliates and acts as the trustee under the indenture governing MPLX’s senior notes, for which they receive customary fees.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to the provisions of the indenture, the trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If, after the occurrence of a default under the indenture, it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Book-Entry; Delivery and Form

Except as set forth below, the notes will be issued in registered global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of that amount.

The notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global notes beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of MPC, the trustee or any other agent of MPC or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof as DTC shall instruct the trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by MPC in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of the notes, but it does not purport to be a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the statements made in this summary and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of the notes, which we refer to in this section as “Holders,” that purchase the notes upon their initial issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this summary does not address all tax considerations that may be relevant to Holders’ particular circumstances (such as certain rules requiring an accrual method taxpayer to recognize income no later than when such income is taken into account for financial reporting purposes), or to certain categories of Holders that may be subject to special rules, such as:

•	brokers and dealers in securities or commodities;

•	traders in securities that have elected the mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons subject to the alternative minimum tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, and investors in such entities.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences to you of acquiring, holding and disposing of the notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Considerations for U.S. Holders

The following discussion is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of the Code).

Payments of interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

If the stated principal amount of the notes exceeds their “issue price” (as defined above) by more than a statutorily defined “de minimis” amount, a United States Holder (whether a cash method or accrual method taxpayer) will be required to include the excess in gross income as original issue discount, which we refer to as “OID,” as it accrues, in accordance with a constant yield-to-maturity method (unless otherwise accelerated), in advance of receipt of the cash payments to which such OID is attributable. United States Holders should consult their own tax advisors regarding the possible application of the OID rules. It is expected, and the remainder of this discussion assumes, that the notes will not be treated as issued with OID of more than a de minimis amount for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described in “— Payments of interest” above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as the notes, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 24%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Considerations for Non-U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•

you do not conduct a trade or business within the United States to which the interest income is effectively connected (or, in the case of an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States);

•

you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•

you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “— Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “— Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “— Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code (but without regard to the Medicare tax described above). You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate successor form to us or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence and if such treaty so provides, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, which we refer to as “FATCA,” impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the notes, and on the gross proceeds from a disposition of such obligations, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The IRS has issued Proposed Treasury Regulations that eliminate withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the Proposed Treasury Regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or until such Proposed Treasury Regulations are rescinded. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.

We will not pay any additional amounts to Holders in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex and subject to change. If you hold the notes through a non-U.S. intermediary or if you are a Non-U.S. Holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the possible effects of changes in applicable tax laws.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, which we refer to as “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code, each such employee benefit plan or plan we refer to as a “Plan,” on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption 95-60, which we refer to as a “PTCE,” applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, each such plan we refer to as a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under

Section 410(d) of the Code, each such plan we refer to as a “Church Plan,” and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, each such plan we refer to as a “non-U.S. Plan,” are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments, any of which we refer to as a “Similar Law.” A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as representatives of the underwriters named below. We and the underwriters have entered into an underwriting agreement. Subject to certain conditions, the underwriters have severally, and not jointly, agreed to purchase the principal amount of each series of notes indicated opposite their name in the following table.

Underwriters	Principal Amount of 20 notes	Principal Amount of 20 notes	Principal Amount of 20 notes
Citigroup Global Markets Inc.	$	$	$
J.P. Morgan Securities LLC	$	$	$
Mizuho Securities USA LLC	$	$	$

Total	$	$	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus supplement. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. After the initial offering of the notes, the offering prices at which the notes are being offered may be changed at any time without notice.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because such other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note		Total
Underwriting discount for 20 notes		%
Underwriting discount for 20 notes		%
Underwriting discount for 20 notes		%

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $            million.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended, which we refer to as “MiFID II;” or (ii) a customer within the meaning of Directive 2016/97/EU, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU, as amended or superseded, which we refer to as the “Prospectus Regulation.” Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended, which we refer to as the “PRIIPs Regulation,” for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Additional Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, which we refer to as the “FSMA”), in connection with the issue or sale of the notes, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21 of the FSMA does not apply to us.

Anything done in relation to the notes in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

In addition, in the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at, qualified investors (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, which we refer to as the “Financial Promotion Order,” (ii) who are high net worth companies (or other persons to whom it may be lawfully communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, the notes, or any investment or investment activity to which this prospectus supplement relates, are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this prospectus supplement.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong). No advertisement, invitation or document relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed (in whole or in part) in Hong Kong or be used for any purpose in Hong Kong, and the notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that he is aware of the restriction on offers of the notes described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, which we refer as the “FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and governmental guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, which we refer to as the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, nor the Company nor the notes, have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the notes will not benefit from protection or supervision by such authority.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued, or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Other Matters Relating to the Underwriters

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Affiliates of certain of the underwriters are lenders, agents, arrangers, committed purchasers and/or underwriters under our revolving credit facilities, trade receivables facility, MPLX bank revolving credit facility, the MPLX term loan facility and/or existing senior notes discussed under “Description of Other Indebtedness,” for which they have received, and in the future would receive, customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Conflicts of Interest

Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering used to repay amounts outstanding under the revolving credit facilities. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are investment grade rated.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes being offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units.

We will provide specific terms of any offering in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as a separate series. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “MPC.” The last reported sale price of our common stock on the NYSE on April 21, 2020 was $23.72.

If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2020.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Using this process, we may offer, from time to time, in one or more offerings, any combination of the securities this prospectus describes.

This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus, or by any other method as may then be permitted under applicable law, rules, or regulations.

For further information, we refer you to the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Except as otherwise indicated, references in this prospectus to “Marathon Petroleum,” “MPC,” “we,” “us” and “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries.

Where You Can Find More Information

MPC files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including MPC, file or furnish electronically with the SEC. The public can obtain any documents that MPC files or furnishes with the SEC at www.sec.gov. The Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports are made available free of charge through the Investor Relations section of the Company’s website at www.marathonpetroleum.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website (other than the SEC filings expressly referred to below) is not incorporated by reference herein and does not form a part of this prospectus.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits through the SEC’s website.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Current Reports on Form 8-K filed with the SEC on March 18, 2020 and April 22, 2020; and

•

the description of our capital stock contained in the registration statement on Form 10 filed with the SEC on January 25, 2011, as amended by the description of our common stock contained in Exhibit 4.50 to our Annual Report on Form 10-K for the year ended December 31, 2019 and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” until the offering of the securities covered by this prospectus is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Attention: Corporate Secretary

Telephone: (419) 422-2121

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any free writing prospectus that we may provide to you. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes forward-looking statements. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should.” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

Forward-looking statements include, among other things, statements regarding:

•	future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	business strategies, growth opportunities and expected investment;

•	consumer demand for refined products, natural gas and natural gas liquids (such as ethane, propane, butanes and natural gasoline), which we refer to as “NGLs”;

•	the timing and amount of any future common stock repurchases; and

•	the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation.

Our forward-looking statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict. Material differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	our ability to successfully complete the planned Speedway separation within the expected timeframe or at all;

•	the risk that the cost savings and any other synergies from our acquisition of Andeavor which we refer to herein as “Andeavor,” may not be fully realized or may take longer to realize than expected;

•	risks relating to any unforeseen liabilities of Andeavor;

•	further impairments;

•	risks related to the acquisition of Andeavor Logistics LP, which we refer to herein as ANDX,” by MPLX LP, which we refer to herein as “MPLX”;

•

our ability to complete any divestitures on commercially reasonable terms and within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows;

•	the effect of restructuring or reorganization of business components;

•	the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks;

•	our ability to manage disruptions in credit markets or changes to credit ratings;

•	the reliability of processing units and other equipment;

•

the adequacy of capital resources and liquidity, including the availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe;

•	the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows;

•	continued or further volatility in and degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic or otherwise;

•

compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and enforcement actions initiated thereunder;

•	adverse market conditions or other similar risks affecting MPLX;

•	refining industry overcapacity or under capacity;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•

political and economic conditions in nations that consume refined products, natural gas and NGLs, including the United States and Mexico, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•

actions taken by our competitors, including pricing adjustments, expansion of retail activities, the expansion and retirement of refining capacity and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

•	completion of pipeline projects within the United States;

•	changes in fuel and utility costs for our facilities;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, or those of our suppliers or customers;

•

acts of war, terrorism or civil unrest that could impair our ability to produce refined products, receive feedstocks or to gather, process, fractionate or transport crude oil, natural gas, NGLs or refined products;

•	adverse changes in laws including with respect to tax and regulatory matters;

•

political pressure and influence of environmental groups upon policies and decisions related to the production, gathering, refining, processing, fractionation, transportation and marketing of crude oil or other feedstocks, refined products, natural gas, NGLs or other hydrocarbon-based products;

•	labor and material shortages;

•	the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and

•	the other factors described in Item 1A. Risk Factors of our most recent Annual Report on Form 10-K and subsequent filings made with the SEC and incorporated by reference in this prospectus.

Given these uncertainties, you should not put undue reliance on any forward-looking statements. We do not undertake any obligation to update the forward-looking statements included in this prospectus, unless we are required by applicable securities laws to do so.

The Company

Marathon Petroleum Corporation has over 130 years of experience in the energy business, and is the largest independent petroleum product refining, marketing, retail and midstream business in the United States. We operate the nation’s largest refining system with more than 3 million barrels per day of crude oil refining capacity and believe we are one of the largest wholesale suppliers of gasoline and distillates to resellers in the United States. We believe we operate the second largest chain of company-owned and operated retail gasoline and convenience stores in the United States. We distribute our refined products through one of the largest terminal operations in the United States and one of the largest private domestic fleets of inland petroleum product barges. In addition, our integrated midstream energy asset network links producers of natural gas and NGLs from some of the largest supply basins in the United States to domestic and international markets.

Our operations consist of three reportable operating segments: Refining & Marketing; Retail; and Midstream. Each of these segments is organized and managed based upon the nature of the products and services it offers.

•

Refining & Marketing – refines crude oil and other feedstocks at our 16 refineries in the Gulf Coast, Mid-Continent and West Coast regions of the United States, purchases refined products and ethanol for resale and distributes refined products through transportation, storage, distribution and marketing services provided largely by our Midstream segment. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to our Retail business segment and to independent entrepreneurs who operate primarily Marathon® branded outlets.

•

Retail – sells transportation fuels and convenience products in the retail market across the United States through company-owned and operated convenience stores, primarily under the Speedway® brand, and long-term fuel supply contracts with direct dealers who operate locations mainly under the ARCO® brand.

•

Midstream – transports, stores, distributes and markets crude oil and refined products principally for the Refining & Marketing segment via refining logistics assets, pipelines, terminals, towboats and barges; gathers, processes and transports natural gas; and gathers, transports, fractionates, stores and markets NGLs. The Midstream segment primarily reflects the results of MPLX. MPLX is a diversified, large-cap master limited partnership formed in 2012 that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. As of December 31, 2019, we owned the general partner and approximately 63 percent of the outstanding MPLX common units.

MPC’s principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and its telephone number at that location is (419) 422-2121.

Risk Factors

An investment in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider any specific risks set forth in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of securities, before making an investment decision, including those risks identified under “Part I—Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent filings made with the SEC and incorporated by reference in this prospectus. For more information, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified or known may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Use of Proceeds

Unless we inform you otherwise in a prospectus supplement, the net proceeds from sales of securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures, repurchases and redemptions of securities and loans to affiliates, including MPLX. If net proceeds from a specific offering are intended to be used for the repayment of indebtedness, the applicable prospectus supplement will describe the relevant terms of the indebtedness to be repaid. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

General Description of Securities That We May Sell

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	stock purchase contracts; and

•	stock purchase units.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus.

The “Description of Debt Securities,” “Description of Capital Stock,” Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units” sections that follow provide general descriptions of the securities that may be offered by this prospectus. These general descriptions are not meant to be complete descriptions of the securities. The prospectus supplement will contain the material terms and conditions of the securities offered by such prospectus supplement.

Description of Debt Securities

Unless we inform you otherwise in a prospectus supplement, the debt securities this prospectus covers will be MPC’s general unsecured obligations. The debt securities may be either senior debt securities or subordinated debt securities. MPC will issue senior debt securities under an indenture, which we refer to in this description as the “senior indenture,” dated as of February 1, 2011, as supplemented, between MPC and The Bank of New York Mellon Trust Company, N.A., as trustee. MPC will issue subordinated debt securities under a subordinated indenture, which we refer to in this description as the “subordinated indenture,” to be entered into between MPC and The Bank of New York Mellon Trust Company, N.A., as trustee. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have previously filed the senior indenture and the form of subordinated indenture with the SEC and each of the indentures has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The following description primarily relates to senior debt securities that we may issue under the senior indenture. We have summarized some of the provisions of the subordinated indenture below under the caption “—Subordinated Debt Securities.” If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement. In this summary description of the debt securities, all references to “MPC,” “we,” “our” or “us” mean Marathon Petroleum Corporation only, and not any of its subsidiaries, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt of MPC and will rank equally with all its unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all other senior debt of MPC. Neither indenture limits the amount of debt we may issue under the indenture or limits the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

MPC derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. As a result, MPC will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations under any debt securities it offers under this prospectus and its other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on MPC’s debt securities or to provide MPC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to MPC and they could agree to contractual restrictions on their ability to make distributions.

MPC’s right to receive any assets of any subsidiary, and therefore the right of the holders of MPC’s debt securities to participate in the distribution of those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if MPC is a creditor of any subsidiary, MPC’s rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by MPC.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

•	the place or places where payments on the debt securities will be payable;

•	the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

•	any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

•	any commodities, currencies or indices, values, rates or prices or any other index or formula used to determine the amount of payment of principal of or any premium or interest on the debt securities;

•	if other than dollars, the currency, currencies or currency units, or other form of payment of principal of or any premium or interest on the debt securities;

•

if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the periods within which and the terms and conditions on which that election is to be made and the amount so payable (or the manner in which such amount shall be determined);

•

if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

•

any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of MPC or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	the applicability of the defeasance provisions described below under “—Satisfaction and Discharge; Defeasance under the Senior Indenture,” and any conditions under which those provisions will apply;

•	if the debt securities will be issuable only in the form of a global security as described below under “—Book-entry Debt Securities,” the depositary for the debt securities;

•	any changes in or additions to the events of default or covenants this prospectus describes;

•	the payment of any additional amounts with respect to the debt securities;

•	any amendments to the restrictions with respect to the transfer of exchange of the debt securities; and

•	any other material terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants Under the Senior Indenture

The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

Creation of Certain Liens

If MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any property capable of refining crude oil which (1) is located in the United States and (2) is determined to be a principal property by MPC’s board of directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of senior debt securities issued under the senior indenture equally and ratably with all indebtedness or obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the senior indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress, advance or other payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings by MPC or any subsidiary of MPC for the purchase or construction of the property mortgaged;

•	to secure all or any part of the cost of the repair, construction, improvement or alteration of a principal property;

•

on any pipeline, pipeline storage or terminal facility, other pipeline facility, any movable railway, marine or automotive equipment, office building, storage tank, or warehouse facility, any of which is located at or on any such principal property;

•	on any equipment or other personal property used in connection with any such principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

As of the date of this prospectus, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Notwithstanding the foregoing, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the senior indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discounts and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of such property by the lessee will be discontinued;

•

MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the senior debt securities issued under the senior indenture in accordance with the covenant described above under the caption “—Creation of Certain Liens”; or

•

MPC promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value (as determined by a board resolution) of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of MPC’s or a subsidiary of MPC’s funded debt (subject to reduction, under circumstances the senior indenture specifies).

As of the date of this prospectus, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The senior indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

MPC is the continuing entity or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the senior indenture and the outstanding senior debt securities; and

•

immediately after the merger, consolidation, sale or conveyance, no default in the performance of any covenants or condition and no event of default under the senior indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the senior indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the senior indenture and the senior debt securities.

The senior indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default Under the Senior Indenture

The senior indenture defines an event of default with respect to the senior debt securities of any series as being any one of the following events:

•	MPC’s failure to pay interest on any senior debt security of that series when due, continuing for 30 days;

•	MPC’s failure to pay the principal of or premium on any senior debt security of that series at maturity;

•	MPC’s failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;

•

MPC’s failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure;

•	specified events of bankruptcy, insolvency or reorganization of MPC; or

•	any other event of default provided with respect to the senior debt securities of that series.

The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.” In the case of any default of the character described above in the fourth bullet point of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the trustee a statement signed by the principal executive officer, principal financial officer or principal accounting officer of MPC stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the senior indenture and, if MPC is in such default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

If an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) occurs and is continuing with respect to any series of senior debt securities, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those debt securities (or, in the case of any senior debt securities MPC issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable immediately, by a notice in writing to MPC (and to the trustee if given by holders). If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal amount of all the senior debt securities then outstanding (or, in the case of any senior debt securities MPC issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

•	in the payment of principal of or any premium or interest on any senior debt security of that series; or

•	respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding senior debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee indemnity reasonably satisfactory to it against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date. It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

MPC and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

•	to evidence the succession of another person to MPC;

•	to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on MPC by the senior indenture;

•	to add additional events of default for the benefit of holders of all or any series of senior debt securities;

•	to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;

•

to secure the senior debt securities under the requirements of the senior indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on, the senior debt securities of any series;

•	to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;

•	to supplement the senior indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of senior debt securities under conditions the senior indenture specifies;

•

to evidence the appointment of a successor trustee and to add to or change any of the provisions of the senior indenture as are necessary to provide for or facilitate the administration of the trusts under the senior indenture; or

•

to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

MPC and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected. However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

•

change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, impair the right of any holder to institute suit for the enforcement of any such payment on or after the maturity thereof, or adversely affect any right of the holder of any senior debt security to require MPC to repurchase that senior debt security;

•

reduce the percentage in principal amount of senior debt securities required for consent to any supplemental indenture or any waiver of compliance with certain provisions of the senior indenture or defaults thereunder and their consequences; or

•

make certain modifications to the provisions for modification of the senior indenture and for certain waivers, except to increase the principal amount of any senior debt securities or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding senior debt security affected thereby.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of senior debt securities. The senior indenture will be satisfied and discharged with respect to a particular series of senior debt securities if:

•	MPC delivers to the trustee all senior debt securities of that series then outstanding for cancellation; or

•

all senior debt securities of that series have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the senior debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive (“covenant defeasance”).

If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

•	register the transfer or exchange of senior debt securities;

•	replace mutilated, destroyed, lost or stolen senior debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the action and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such action had not occurred. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures. This section discusses some of those differences.

Subordination

Subordinated debt securities will be subordinate, in right of payment, to all “senior debt,” which the subordinated indenture defines to mean, with respect to MPC, the principal of and premium, if any, and interest on:

•

all indebtedness of MPC, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, including, without limitation, all indebtedness which is (a) for money borrowed or (b) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•

any indebtedness of others of the kinds described in the preceding clause for the payment of which MPC is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses,

unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not pari passu or superior in right of payment to the subordinated debt securities of any series.

Restrictive Covenants Under the Subordinated Indenture

Unless we inform you otherwise in a prospectus supplement, the covenants described above under “—Restrictive Covenants Under the Senior Indenture” will not apply to the subordinated debt securities under the subordinated indenture.

Defeasance of Subordinated Debt Securities

The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see “—Satisfaction and Discharge; Defeasance Under the Senior Indenture”). On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and will be the trustee under the subordinated indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates may perform certain commercial banking services for us and certain of our subsidiaries from time to time for which they will receive customary fees. In addition, The Bank of New York Mellon Trust Company, N.A. serves as the trustee with respect to numerous other series of notes issued pursuant to an indenture between it and MPLX.

If an event of default occurs under an indenture and is continuing, the trustee under the senior indenture must exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in their exercise, as a prudent person would in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture limits the right of the trustee, if it is one of MPC’s creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with MPC. If it acquires any conflicting interest within the meaning of the Trust Indenture Act, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period. In addition, we may engage additional or substitute trustees with respect to particular series of our debt securities. Further information regarding the trustee for senior debt securities may be provided in an applicable prospectus supplement.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of those securities. We or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of Capital Stock

Our authorized capital stock consists of 2,000,000,000 shares of common stock and 30,000,000 shares of preferred stock, issuable in series. Each authorized share of common stock and preferred stock has a par value of $0.01.

In the text that follows, we have summarized the material provisions of our restated certificate of incorporation and amended and restated bylaws relating to our capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws. You should read the provisions of the restated certificate of incorporation and amended and restated bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•	our financial condition and performance;

•	our cash needs and capital investment plans;

•	industry conditions;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we may enter into from time to time may contain covenants or other provisions that could limit our ability to pay, or otherwise restrict the payment of, cash dividends.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All outstanding shares of our common stock are fully paid and nonassessable. Any shares of our common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “MPC.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable. The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms may include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The registration statement of which this prospectus forms a part will incorporate by reference the applicable certificate of designations for any preferred stock we offer and sell under this prospectus. You should read the applicable certificate of designations for provisions that may be important to you.

The existence of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of its management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Restrictions on Stock Ownership by Non-U.S. Citizens

We are subject to a variety of U.S. federal statutes and regulations, including the Shipping Act of 1916, as amended, and the Merchant Marine Act of 1920, as amended, that govern the ownership and operation of vessels used to carry cargo between U.S. ports, which we refer to collectively as the “Maritime Laws.”

To ensure that ownership by non-U.S. citizens of our stock will not exceed the 25% maximum permitted by the Maritime Laws, our restated certificate of incorporation limits the aggregate percentage ownership by non-U.S. citizens of our stock to 23% of the outstanding shares. We may prohibit transfers that would cause ownership of our stock by non-U.S. citizens to exceed 23%. Our restated certificate of incorporation authorizes us to effect any and all measures necessary or desirable to monitor and limit foreign ownership of our stock.

If, despite such measures, the number of shares of our stock that are owned by non-U.S. citizens exceeds 23%, we may suspend the voting, dividend and other distribution rights of the shares owned by non-U.S. citizens in excess of 23%. The determination of which shares will be deemed in excess of the 23% limitation will be made by reference to the dates the shares were acquired by non-U.S. citizens. Our determination of which shares are deemed to be in excess will be conclusive. We will have the power but are under no obligation to redeem any such excess shares at a redemption price per share equal to the fair market value of the shares on the date it calls for redemption plus any dividend or other distribution declared with respect to such shares prior to the date we call for redemption and remaining unpaid.

Restrictions on Citizenship of Directors, Chairman and Chief Executive Officer

Our restated certificate of incorporation also limits the number of our directors that are non-U.S. citizens to no more than the minority necessary to constitute a quorum of directors for a meeting and requires the chairman of our board of directors and our chief executive officer to be U.S. Citizens.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of the members of our board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL;” and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws

Some of the provisions of our restated certificate of incorporation and amended and restated bylaws discussed below may have the effect, either alone or in combination with the provisions of our restated certificate of incorporation discussed above and Section 203 of the DGCL, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

Our restated certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our amended and restated bylaws provide that a special meeting of our stockholders may only be called by (i) the chairman of our board of directors, (ii) the chief executive officer, (iii) the majority of our board of directors or (iv) the board of directors upon the written request of stockholders owning at least 25%, in the aggregate, of the voting power of the voting stock, subject to the requirements of Section 1.2(b) of our amended and restated bylaws.

Our restated certificate of incorporation provides for a classified board of directors. Except for directors that our preferred stockholders may elect, our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors will expire. As a result, under our restated certificate of incorporation, as currently in effect, our stockholders elect approximately one-third of our board of directors each year. Board classification could, however, prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Our restated certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three nor more than twelve. Our restated certificate of incorporation provides that directors may be removed only by the Delaware Chancery Court under Section 225(c) of the DGCL or for cause (as such term is defined in our restated certificate of incorporation) as determined by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions will prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Our amended and restated bylaws contain advance-notice and other procedural requirements that provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice. Our amended certificate of incorporation and amended and restated bylaws also confer on our board of directors the power to adopt, amend or repeal our amended and restated bylaws with the affirmative vote of a majority of the directors then in office.

Our amended and restated bylaws provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of common stock representing an aggregate of at least 3% of the Company’s outstanding shares of common stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Company’s board of directors, provided that the stockholder(s) and nominee(s) satisfy the requirements in our amended and restated bylaws.

Our restated certificate of incorporation provides that a vote of at least 80% of the voting power of our outstanding voting stock at any regular or special meeting of the stockholders is required to adopt, amend or repeal certain provisions of our restated certificate of incorporation.

Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of MPC; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of MPC to MPC or the stockholders; (iii) any action asserting a claim against MPC arising pursuant to any provision of the DGCL, our certificate of incorporation, any preferred stock designation or our amended and restated bylaws; or (iv) any other action asserting a claim against MPC or any director or officer of MPC that is governed by or subject to the internal affairs doctrine for choice of law purposes. However, the forum selection provision does not apply to any claims, actions or proceedings arising under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of our restated certificate of incorporation and amended and restated bylaws, including the exclusive forum provisions in our restated certificate of incorporation.

As discussed above under “—Preferred Stock,” our restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

In addition to the purposes described above, these provisions of our restated certificate of incorporation and amended and restated bylaws are also intended to increase the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Exchange Act.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate with the board of directors terms that are fair to all stockholders. Our board of directors believes that the provisions described above will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Description of Warrants

MPC may issue warrants to purchase debt securities, common stock, preferred stock or other securities. MPC may issue warrants independently or together with other securities. Warrants issued with other securities may be attached to or separate from those other securities. If MPC issues warrants, it will do so under one or more warrant agreements between MPC and a warrant agent that we will name in the prospectus supplement.

If MPC offers any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

General

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

MPC may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

MPC may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may shorten the period of time during which the warrants may be exercised or otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as MPC’s agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants. The warrant agent will not have any duty or responsibility if MPC defaults under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or through any combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue, and, other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

Legal Matters

Jones Day will pass upon the validity of the securities being offered hereby.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

$                % Senior Notes due 20

$                % Senior Notes due 20

$                % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

J.P. Morgan

Mizuho Securities

April     , 2020